Exhibit 3.3

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COLUCID PHARMACEUTICALS, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

CoLucid Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is CoLucid Pharmaceuticals, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on August 31, 2005.

2. That on December 16, 2005, this corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

3. That on June 6, 2008, this corporation filed a Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

4. That this corporation filed an amendment to its Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on each of February 24, 2011 and August 3, 2011.

5. That the Board of Directors duly adopted resolutions proposing further to amend and restate the Certificate of Incorporation of this corporation in the form of this Third Amended and Restated Certificate of Incorporation, declaring said Third Amended and Restated Certificate of Incorporation to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed Third Amended and Restated Certificate of Incorporation is as follows:

RESOLVED, that the Second Amended and Restated Certificate of Incorporation of this corporation be further amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is CoLucid Pharmaceuticals, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 600,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), (ii) 74,000,000 shares of Series A Preferred Stock, $0.001 par value per share (“Series A Preferred Stock”); (iii) 136,000,000 shares of Series B Preferred Stock, $0.001 par value per share (“Series B Preferred Stock”); and (iv) 180,000,000 shares of Series C Preferred Stock, $0.001 par value per share (“Series C Preferred Stock”). The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock together are referred to as the “Preferred Stock.”

The following is a statement of the designations and the powers, privileges, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class and series of capital stock of the Corporation.

A.	COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.	PREFERRED STOCK

Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1. Dividends.

1.1 Series C Preferred Stock. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than as provided for in Subsection 2.1 and other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series C Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series C Preferred Stock in an amount at least equal to the greater of (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series C Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series C Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series C Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and (2) multiplying such fraction by an amount equal to the Series C Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series C Preferred Stock pursuant to this Subsection 1.1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series C Preferred Stock dividend.

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The “Series C Original Issue Price” shall mean $0.20981325 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock.

1.2 Series B Preferred Stock. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than as provided for in Subsection 2.1 and other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock in an amount at least equal to the greater of (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series B Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series B Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and (2) multiplying such fraction by an amount equal to the Series B Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series B Preferred Stock pursuant to this Subsection 1.2 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series B Preferred Stock dividend.

The “Series B Original Issue Price” shall mean $1.2484 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock.

1.3 Series A Preferred Stock. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than as provided for in Subsection 2.1 and other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the greater of (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and (2) multiplying such fraction by an amount equal to the Series A Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Preferred Stock pursuant to this Subsection 1.3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend.

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The “Series A Original Issue Price” shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

2. LIQUIDATION, DISSOLUTION OR WINDING UP; CERTAIN MERGERS, CONSOLIDATIONS AND ASSET SALES.

2.1 Preferential Payments to Holders of Preferred Stock.

2.1.1 Series C Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below) (collectively, a “Liquidation Event”), the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall otherwise be made to the holders of Series B Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the Series C Original Issue Price, plus any dividends declared but unpaid thereon (in the aggregate, the “Series C Preferential Amount”). If upon any such Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series C Preferential Amount, the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.1.2. Series B Preferred Stock. In the event of any Liquidation Event, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after payment of the Series C Preferential Amount but before any payment shall otherwise be made to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof, an aggregate amount (the “Series B Preferential Amount”) equal to (a) the Series A/B Preferential Amount multiplied by (b) a fraction (x) the numerator of which is the number of outstanding shares of Series B Preferred Stock on an as converted to Common Stock basis and (y) the denominator of which is the number of outstanding shares of Series A Preferred Stock and Series B Preferred Stock on an as converted to Common Stock basis, which shall be distributed among the holders of shares of Series B Preferred Stock, pro rata, based on the number of shares held by each such holder. For purposes herein, the “Series A/B Preferential Amount” shall mean an amount equal to $46,093,666, less the amount distributed to employees or consultants of the Corporation upon such Liquidation Event pursuant to the Employee and Consultant Transaction Incentive Plan, effective as of August 9, 2012, if any. If upon any such Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series B Preferential Amount, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution (after payment in full of the Series C Preferential Amount) to them in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.1.3 Series A Preferred Stock. In the event of any Liquidation Event, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after payment of the aggregate Series C Preferential Amount and Series B Preferential Amount but before any payment shall otherwise be made to the holders of Common Stock by reason of their ownership thereof, an aggregate amount (the “Series A Preferential Amount”) equal to the Series A/B Preferential Amount less the Series B Preferential Amount, which shall be distributed among the holders of shares of Series A Preferred Stock, pro rata, based on the number of shares held by each such holder. If upon any such Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series A Preferential Amount, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution (after payment in full of the Series C Preferential

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Amount and Series B Preferential Amount) to them in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Distribution of Remaining Assets. In the event of any Liquidation Event, after the payment in full of the Series C Preferential Amount, the Series B Preferential Amount and the Series A Preferential Amount, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such Liquidation Event. The aggregate amount which a holder of a share of Series A Preferred Stock is entitled to receive under Subsections 2.1 and 2.2 is hereinafter referred to as the “Series A Liquidation Amount,” the aggregate amount which a holder of a share of Series B Preferred Stock is entitled to receive under Subsections 2.1 and 2.2 is hereinafter referred to as the “Series B Liquidation Amount” and the aggregate amount which a holder of a share of Series C Preferred Stock is entitled to receive under Subsections 2.1 and 2.2 is hereinafter referred to as the “Series C Liquidation Amount.”

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless otherwise elected (by written notice sent to the Corporation at least ten days prior to the effective date of any such event) by the holders of at least 60% of the outstanding shares of Series C Preferred Stock:

(a) a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2.3.1, all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation (which, for the avoidance of doubt, includes a majority of such assets) and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

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2.3.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) above unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 above.

(b) In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b) above, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) (A) unless the holders of 60% of the then outstanding shares of Series C Preferred Stock otherwise request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), to redeem all outstanding shares of Series C Preferred Stock at a price per share equal to the Series C Liquidation Amount; (B) unless the holders of a majority of the then outstanding shares of Series B Preferred Stock otherwise request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, but subject to the prior or simultaneous redemption of all shares of Series C Preferred Stock pursuant to clause (ii)(A) above, the Corporation shall use the Available Proceeds, to the extent legally available therefor after effecting the redemption of the Series C Preferred Stock, on the Liquidation Redemption Date, to redeem all outstanding shares of Series B Preferred Stock at a price per share equal to the Series B Liquidation Amount, and (C) unless the holders of a majority of the then outstanding shares of Series A Preferred Stock otherwise request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, but subject to the prior or simultaneous redemption of all shares of Series B Preferred Stock and Series C Preferred Stock pursuant to clauses (ii)(A) and (ii)(B) above, the Corporation shall use the remaining Available Proceeds to the extent legally available therefor after effecting the redemption of the Series C Preferred Stock and Series B Preferred Stock, on the Liquidation Redemption Date, to redeem all outstanding shares of Series A Preferred Stock at a price per share equal to the Series A Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption of any series of Preferred Stock pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of such series, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem a pro rata portion of each holder’s shares of such series to the fullest extent of such Available Proceeds or such lawfully available funds, as the case may be, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business or pursuant to obligations of the Corporation with respect to indebtedness. No shares of Series A Preferred Stock shall be redeemed pursuant to this Subsection 2.3.2(b) unless all outstanding shares of Series C Preferred Stock and Series B Preferred Stock shall have been redeemed prior thereto or are redeemed simultaneously therewith, in each case provided that payment in full of the Series C Liquidation Amount and the Series B Liquidation Amount shall be made prior to any payment of the Series A Liquidation

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Amount and no shares of Series B Preferred Stock shall be redeemed pursuant to this Subsection 2.3.2(b) unless all outstanding shares of Series C Preferred Stock shall have been redeemed prior thereto or are redeemed simultaneously therewith, provided that payment in full of the Series C Liquidation Amount shall be made prior to any payment of the Series B Liquidation Amount.

(c) Redemption Notice. Written notice of the redemption pursuant to Subsection 2.3.2(b) (the “Redemption Notice”) shall be sent to each holder of record of Preferred Stock to be redeemed not less than 40 days prior to the Liquidation Redemption Date. Each Redemption Notice shall state:

(i) the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Liquidation Redemption Date;

(ii) the Liquidation Redemption Date and the Series A Liquidation Amount, Series B Liquidation Amount or Series C Liquidation Amount, as applicable;

(iii) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and

(iv) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(d) Surrender of Certificates; Payment. On or before the Liquidation Redemption Date, each holder of shares of Preferred Stock to be redeemed on the Liquidation Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Series A Liquidation Amount, Series B Liquidation Amount or Series C Liquidation Amount, as applicable, for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

(e) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Liquidation Redemption Date the Series A Liquidation Amount, Series B Liquidation Amount or Series C Liquidation Amount, as applicable, payable upon redemption of the shares of Preferred Stock to be redeemed on the Liquidation Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after the Liquidation Redemption Date and all rights with respect to such shares shall forthwith after the Liquidation Redemption Date terminate, except only the right of the holders to receive the Series A Liquidation Amount, Series B Liquidation Amount or Series C Liquidation Amount, as applicable, without interest upon surrender of their certificate or certificates therefor.

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2.3.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. If the amount deemed paid or distributed under this Subsection 2.3.3 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(a) For securities not subject to investment letters or other similar restrictions on free marketability,

(i) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-period ending three days prior to the closing of such transaction;

(ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction; or

(iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(b) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors of the Corporation) from the market value as determined pursuant to clause (a) above so as to reflect the approximate fair market value thereof.

2.3.4 Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2.3.4, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3. VOTING.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock, as a single class.

3.2 Election of Directors. Subject to the provisions of Subsection 6.5, the holders of record of the shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect two directors of the Corporation (the “Series C Directors”); the holders of record of the shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a separate class, shall be entitled to elect three directors of the Corporation; and the holders of record of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and the Common Stock, voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. Any director elected as provided in the preceding sentence may be removed without cause

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by, and only by, the affirmative vote of the holders of the shares of the capital stock of the Corporation entitled to elect such director, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, or voting together with another series or class as a single class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the capital stock entitled to fill such directorship, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class or voting together with another series or class as a single class. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.

3.3 Series C Preferred Stock Protective Provisions.

3.3.1 At any time when shares of Series C Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least 60% of the then outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class:

(a) effect any Liquidation Event, Deemed Liquidation Event, merger, consolidation, reorganization or recapitalization, or consent to any of the foregoing;

(b) create or authorize the creation of, or issue or obligate itself to issue shares or securities:

(i) of any additional class or series of capital stock unless the same ranks junior to the Series C Preferred Stock with respect to the distribution of assets on a Liquidation Event and Deemed Liquidation Event and with respect to the payment of dividends and other distributions (including redemption rights) (“Series C Junior Stock”); or

(ii) that are convertible into or exchangeable for, or have option rights to purchase, any shares of capital stock of the Corporation other than Series C Junior Stock,

other than shares of Series C Preferred Stock issued or issuable pursuant to the Series C Preferred Stock Purchase Agreement dated as of the Original Issue Date (as defined below) (the “Purchase Agreement”) among the Corporation and the Purchasers thereunder;

(c) increase or decrease the authorized number of shares of Common Stock or Preferred Stock or create or designate any other series of Preferred Stock or increase or decrease the authorized amount of any such other series of Preferred Stock;

(d) (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series C Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series C Preferred Stock in respect of any such right, preference or privilege, or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series C Preferred Stock in respect of

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the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series C Preferred Stock in respect of any such right, preference or privilege;

(e) purchase or redeem (or permit any subsidiary to purchase or redeem), or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (iii) acquisitions of Common Stock in exercise of the Corporation’s right of first refusal to repurchase such shares in accordance with the terms of any of the Corporation’s equity compensation plans, and (iv) distributions and redemptions in connection with Liquidation Events and Deemed Liquidation Events;

(f) (i) create, authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security or incur any indebtedness for borrowed money of the Corporation and its subsidiaries that would exceed $500,000; or (ii) guarantee, directly or indirectly, any indebtedness of any person or entity except for trade accounts of the Corporation or any subsidiary arising in the ordinary course of business;

(g) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation;

(h) increase or decrease the authorized number of directors constituting the Board of Directors or amend the provisions of Subsection 3.2 hereof or Section 1 of the Corporation’s Second Amended and Restated Voting Agreement dated as of the Original Issue Date;

(i) increase the number of shares authorized for issuance to officers, directors, employees, consultants and advisors pursuant to the Corporation’s stock option or stock purchase plans or agreements or other equity incentive plans or arrangements;

(j) enter into or amend any strategic alliance, technology licensing arrangements, business combinations, or other corporate partnering relationship, other than the procurement by the Corporation of contract services as contemplated by the approved business plan;

(k) enter into any material transaction outside the ordinary course of business (including the payment of any indebtedness) with an officer, director or stockholder of the Corporation or with any affiliate or immediate family member of any of the foregoing except for transactions pursuant to the Purchase Agreement;

(l) approve the Corporation’s business plan, annual budget or independent auditors, or alter, waive, amend or change the Corporation’s business plan or annual budget if such alternation, waiver, amendment or change involves an adjustment that exceeds $500,000 or would otherwise be material to such plan or budget;

(m) change the principal business of the Corporation, enter new lines of business, exit the current line of business or relocate the Corporation’s principal executive office to a location outside the United States of America;

(n) sell, assign, exclusively license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business;

(o) modify the Corporation’s 2006 Equity Incentive Plan or Employee and Consultant Transaction Incentive Plan, effective as of August 9, 2012, or create or modify any other similar plan;

(p) file any registration statement under the Securities Act of 1933;

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(q) approve any voluntary filing on the Corporation’s behalf of a petition for bankruptcy or liquidation or affirmative filings to commence winding-up or dissolving the Corporation;

(r) undertake any of the foregoing in a subsidiary; or

(s) amend, alter, repeal or waive any provision of the Certificate of Incorporation or Bylaws of the Corporation (including, without limitation, any change to the rights, preferences and privileges of the Series C Preferred Stock or to any other class of or series of capital stock of the Corporation); provided that if an approval is required pursuant to Section 3.3.1(b)(i), a separate approval pursuant to this Section 3.3.1(s) shall not be required.

3.3.2 For so long as at least 25% of the total number of issued shares of Series B Preferred Stock (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series B Preferred Stock after the filing date hereof) remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, amend or waive any provision of the Certificate of Incorporation or Bylaws of the Corporation (including, without limitation, any change to the rights, preferences and privileges of the Series B Preferred Stock or to any other class of or series of capital stock of the Corporation) that would be adverse to the rights of the holders of the Series B Preferred Stock without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class; provided that if an approval is required pursuant to Section 3.3.1(b)(i), a separate approval pursuant to this Section 3.3.2 shall not be required.

3.3.3 For so long as at least 25% of the total number of issued shares of Series A Preferred Stock (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series A Preferred Stock after the filing date hereof) remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, amend or waive any provision of the Certificate of Incorporation or Bylaws of the Corporation (including, without limitation, any change to the rights, preferences and privileges of the Series A Preferred Stock or to any other class of or series of capital stock of the Corporation) that would be adverse to the rights of the holders of the Series A Preferred Stock without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class; provided that if an approval is required pursuant to Section 3.3.1(b)(i), a separate approval pursuant to this Section 3.3.3 shall not be required.

3.3.4 For so long as at least 25% of the total number of issued shares of Series A Preferred Stock and Series B Preferred Stock (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series A Preferred Stock or Series B Preferred Stock after the filing date hereof) remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, amend or repeal the rights, preferences or privileges of the shares of Series A Preferred Stock or Series B Preferred Stock to implement any so-called “pay to play” provisions applicable to the Series A Preferred Stock or Series B Preferred Stock (other than those applicable to the holders of Series A Preferred Stock and Series B Preferred Stock with respect to the sale of Series C Preferred Stock pursuant to the Purchase Agreement as set forth in Section 5A as of the filing date hereof), without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least 80% of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class on an as-converted basis. For the avoidance of doubt, the intent of the prohibition on the Corporation’s ability to implement so-called “pay

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to play” provisions without the consent of the holders of Series A Preferred Stock and Series B Preferred Stock as set forth herein is that in the event the Corporation undertakes a Subsequent Financing (as defined in Section 5A) in which a holder of Series A Preferred Stock or Series B Preferred Stock elects not to participate, such election shall not result in the conversion of such holder’s Series A Preferred Stock or Series B Preferred Stock into any other security of the Corporation, nor shall it result in any loss or diminution of any such stockholders’ rights with respect to dividends, anti-dilution protection, rights to participate in future financings, rights of first refusal, rights of repurchase or co-sale, registration rights, or any informational, inspectional, visitation or other rights granted to the holders of such stock in the Corporation’s charter documents, by contract or otherwise, and such holder of Series A Preferred Stock or Series B Preferred Stock shall retain all such rights to the same extent as such rights are retained by holders Series A Preferred Stock or Series B Preferred Stock who fully participate in such Subsequent Financing.

4. OPTIONAL CONVERSION. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing:

(a) in the case of the Series A Preferred Stock, the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion,

(b) in the case of the Series B Preferred Stock, the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion; and

(c) in the case of the Series C Preferred Stock, the Series C Original Issue Price by the Series C Conversion Price (as defined below) in effect at the time of conversion.

The “Series A Conversion Price” shall initially be equal to $1.00, the “Series B Conversion Price” shall initially be equal to $1.2484, and the “Series C Conversion Price” shall initially be equal to $0.20981325. Such initial conversion prices, and the rates at which shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. The Series A Conversion Price, Series B Conversion Price and/or the Series C Conversion Price, individually or collectively as applicable in any given context, shall be referred to as the “Applicable Conversion Price.”

4.1.2 Termination of Conversion Rights. In the event of a notice of redemption of any shares of Preferred Stock pursuant to Subsection 2.3.2 or Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a Liquidation Event or Deemed Liquidation Event, the Conversion Rights shall terminate with respect to each series of Preferred Stock at the close of business on the last full day preceding the date of payment of the amounts distributable by reason of such event to the holders of such series.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

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4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the applicable series of Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and payment of any declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall, at all times when any shares of Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of such shares of Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the applicable series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted conversion price.

4.3.3 Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote (other than as a holder of Common Stock), shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive cash in lieu of fractional shares and payment of any dividends as specified in Subsection 4.3.1. Any shares of any series of Preferred Stock so converted shall be retired and cancelled and shall not be

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reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of such series of Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Applicable Conversion Price shall be made in respect of any dividends paid on the Preferred Stock surrendered for conversion or in respect of the Common Stock issued and delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Applicable Conversion Price for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) “Original Issue Date” shall mean the date on which the first share of Series C Preferred Stock was issued.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Original Issue Date, other than (1) the following shares of Common Stock, and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock in compliance with Subsection 1.1;

(ii)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8 below;

(iii)	shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation and, following the Original Issue Date, in accordance with the Certificate of Incorporation;

(iv)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or

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exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)	shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction which has been approved by the Board of Directors of the Corporation, including the Series C Directors, and the stockholders of the Corporation in accordance herewith, and provided that such shares together with shares issued in similar transactions do not exceed 5% of the then outstanding Common Stock of the Corporation (assuming full conversion and exercise of all Options and Convertible Securities);

(vi)	shares of Common Stock or Convertible Securities issued in connection with a strategic alliance, research or development arrangement or similar transaction approved by the Board of Directors of the Corporation, including the Series C Directors, and the stockholders of the Corporation in accordance herewith, provided that such shares together with shares issued in similar transactions (excluding shares of Common Stock or Convertible Securities issued in connection with such arrangements or transactions pursuant to agreements entered into on or prior to the Original Issue Date) do not exceed 5% of the then outstanding Common Stock of the Corporation (assuming full conversion and exercise of all Options and Convertible Securities);

(vii)	shares of Common Stock or Convertible Securities issued in connection with a bona fide business acquisition by the Corporation which has been approved by the Board of Directors of the Corporation, including the Series C Directors, and the stockholders of the Corporation in accordance herewith, whether by merger, consolidation, purchase of assets, exchange of stock or otherwise, provided that such shares together with shares issued in similar transactions (excluding shares of Common Stock or Convertible Securities issued in connection with such acquisitions pursuant to agreements entered into on or prior to the Original Issue Date) do not exceed 5% of the then outstanding Common Stock of the Corporation (assuming full conversion and exercise of all Options and Convertible Securities); or

(viii)	shares of Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock issued pursuant to the Purchase Agreement.

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4.4.2 No Adjustment of Applicable Conversion Price. No adjustment in the Applicable Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock from (a) in the case of the Series A Conversion Price, the holders of a majority of the then outstanding shares of Series A Preferred Stock, (b) in the case of the Series B Conversion Price, the holders of 67% of the then outstanding shares of Series B Preferred Stock and (c) in the case of the Series C Conversion Price, the holders of 60% of the then outstanding shares of Series C Preferred Stock.

4.4.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4.4.4 below, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Applicable Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (i) the Applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4.4.4 below (either because the consideration per share (determined pursuant to Subsection 4.4.5 hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any

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decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4.4.4 below, the Applicable Conversion Price shall be readjusted to such Applicable Conversion Price as would have been obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Applicable Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Applicable Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments) (assuming for purposes of calculating such adjustment to the Applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made).

4.4.4 Adjustment of Applicable Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3) without consideration or for a consideration per share less than the Applicable Conversion Price for a series of Preferred Stock in effect immediately prior to such issue, then the Applicable Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(i)	CP2 shall mean the Applicable Conversion Price for such series of Preferred Stock in effect immediately after such issue of Additional Shares of Common Stock;

(ii)	CP1 shall mean the Applicable Conversion Price for such series of Preferred Stock in effect immediately prior to such issue of Additional Shares of Common Stock;

(iii)

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock, treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or

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exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue;

(iv)	“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(v)	“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5 Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii)	in the event Additional Shares of Common Stock are issued together with other shares or securities (including, without limitation, Options and Convertible Securities) or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing

(i)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

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4.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Applicable Conversion Price for a series of Preferred Stock pursuant to the terms of Subsection 4.4.4 above, then, upon the final such issuance, the Applicable Conversion Price for such series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Applicable Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Applicable Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made with respect to a series of

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Preferred Stock if the holders of such series simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series had been converted into Common Stock on the date of such event.

4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the applicable series of Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsection 4.5, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of such series of Preferred Stock shall thereafter be convertible, in lieu of the Common Stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock issuable upon conversion of one share of such series of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of such series of Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock. For the avoidance of doubt, nothing in this Subsection 4.8 shall be construed as preventing the holders of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the General Corporation Law in connection with a merger triggering an adjustment hereunder, nor shall this Subsection 4.8 be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any such appraisal proceeding.

4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Applicable Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the affected series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the applicable series of Preferred Stock.

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4.10 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Liquidation Event or Deemed Liquidation Event,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, Liquidation Event or Deemed Liquidation Event is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, Liquidation Event or Deemed Liquidation Event, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice; provided however, that holders of a majority of the outstanding shares of any series of Preferred Stock, other than the Series C Preferred Stock, in which case, the holders of 60% of the outstanding shares of the Series C Preferred Stock, may waive the requirement that the Corporation provide such notice to the holders of such series.

5. MANDATORY CONVERSION. The Preferred Stock shall be subject to mandatory conversion as follows:

5.1 Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $0.62943975 per share, representing 3x the Series C Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of proceeds, net of the underwriting discount and commissions, to the Corporation or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of 60% of the then outstanding shares of Series C Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements. In the event of a mandatory conversion of the Preferred Stock, all holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. At the Mandatory Conversion Time, all outstanding shares of Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of

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Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the last sentence of this Subsection 5.2. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted.

5.3 Effect of Mandatory Conversion. All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Time, be deemed to have been retired and cancelled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Preferred Stock may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of any series of Preferred Stock accordingly.

5A. Special Mandatory Conversion.

5A.1. Trigger Event. In the event that any Qualified Holder (as defined below) does not participate in a Qualified Financing (as defined below) by purchasing in the aggregate, in such Qualified Financing and within the time period specified by the Corporation (provided that, the Corporation has sent to each Qualified Holder at least ten days written notice of, and the opportunity to purchase its Pro Rata Amount (as defined below) of, the Qualified Financing), such Qualified Holder’s Pro Rata Amount, then each share of Preferred Stock held by such Qualified Holder shall automatically, and without any further action on the part of such Qualified Holder, be converted into one share of Common Stock, effective upon, subject to, and concurrently with, the consummation of the Qualified Financing. For purposes of determining the number of shares of Preferred Stock owned by a Qualified Holder, and for determining the number of Offered Securities (as defined below) a Qualified Holder has purchased in a Qualified Financing, all shares of Preferred Stock held by Affiliates (as defined below) of such Qualified Holder shall be aggregated with such Qualified Holder’s shares and all Offered Securities purchased by Affiliates of such Qualified Holder and by existing stockholders of the Corporation who agree to purchase Offered Securities on behalf of such Qualified Holder shall be aggregated with the Offered Securities purchased by such Qualified Holder (provided that no shares or securities shall be attributed to more than one entity or person within any such group of affiliated entities or persons). Such conversion is referred to as a “Special Mandatory Conversion.”

5A.2. Procedural Requirements. Upon a Special Mandatory Conversion, each Qualified Holder converted pursuant to Subsection 5A.1 shall be sent written notice of such Special Mandatory Conversion and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5A. Upon receipt of such notice, each Qualified Holder of such shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such Qualified Holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the

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Preferred Stock converted pursuant to Subsection 5A.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the time of the Special Mandatory Conversion (notwithstanding the failure of the Qualified Holder or Qualified Holders thereof to surrender any certificates for such shares at or prior to such time), except only the rights of the Qualified Holders thereof, upon surrender of any certificate or certificates of such holders therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Subsection 5A.2. As soon as practicable after the Special Mandatory Conversion and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock so converted, the Corporation shall (a) issue and deliver to such Qualified Holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of any series of Preferred Stock accordingly.

5A.3. Definitions. For purposes of this Section 5A, the following definitions shall apply:

5A.3.1 “Affiliate” shall mean, with respect to any Qualified Holder, any person, entity or firm which, directly or indirectly, controls, is controlled by or is under common control with such Qualified Holder, including, without limitation, any entity of which the Qualified Holder is a partner or member, any partner, officer, director, member or employee of such Qualified Holder and any venture capital fund now or hereafter existing of which the Qualified Holder is a partner or member which is controlled by or under common control with one or more general partners of such Qualified Holder or shares the same management company with such Qualified Holder.

5A.3.2 “Offered Securities” shall mean the equity securities of the Corporation set aside by the Board of Directors of the Corporation for purchase by Qualified Holders in connection with a Qualified Financing, and offered to such Qualified Holders.

5A.3.3 “Pro Rata Amount” shall mean, with respect to each Qualified Holder, the lesser of (a) a number of Offered Securities calculated by multiplying the aggregate number of Offered Securities by a fraction, the numerator of which is equal to the number of shares of outstanding As-Converted Common Stock owned by such Qualified Holder, and the denominator of which is equal to the aggregate number of outstanding shares of As-Converted Common Stock immediately prior to such Qualified Financing owned by all Qualified Holders, or (b) the maximum number of Offered Securities that such Qualified Holder is permitted by the Corporation to purchase in such Qualified Financing, after giving effect to any cutbacks or limitations established by the Board of Directors and applied on a pro rata basis to all Qualified Holders. “As-Converted Common Stock” means all shares of Common Stock issuable upon conversion of Preferred Stock outstanding.

5A.3.4 “Qualified Financing” shall mean (a) any transaction involving the issuance or sale of Additional Shares of Common Stock after the Original Issue Date (a “Subsequent Financing”), unless at least 50% of the Qualified Holders elect, by written notice sent to the Corporation at least ten days prior to the consummation of the Qualified Financing, that such transaction not be treated as a Qualified Financing for purposes of this Section 5A and (b) the sale of Series C Preferred Stock pursuant to the Purchase Agreement.

5A.3.5 “Qualified Holder” shall mean any holder of Preferred Stock; provided, however, that in respect of any Subsequent Financing after the Original Issue Date, “Qualified Holders” shall not include any holder of Preferred Stock who was a holder of Preferred Stock prior to the Original Issue Date (the “Prior Holders”). For the avoidance of doubt, the Prior Holders shall be considered Qualified Holders as of the Original Issue Date and for the purposes of applying this Section 5A to the

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sale of Series C Preferred Stock pursuant to the Purchase Agreement; however, in respect of any Subsequent Financing following the Original Issue Date, the Prior Holders will not be considered Qualified Holders.

6. REDEMPTION.

6.1 General. Unless prohibited by Delaware law governing distributions to stockholders, shares of a series of Preferred Stock shall be redeemed by the Corporation at a price equal to the greater of (A) the Series C Original Issue Price per share, the Series B Original Issue Price per share or the Series A Original Issue Price per share, as applicable to the relevant series of Preferred Stock, plus all declared but unpaid dividends thereon, and (B) the Fair Market Value (determined in the manner set forth below) of a single share of such series of Preferred Stock as of the date of the Corporation’s receipt of the Redemption Request (the “Redemption Price”), commencing not more than 60 days after receipt by the Corporation at any time on or after the fifth anniversary of the Original Issue Date from the holders of at least 60% of the then outstanding shares of Series C Preferred Stock, of written notice requesting redemption of all shares of Preferred Stock (the “Redemption Request”). Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders. For purposes of this Subsection 6.1, the “Fair Market Value” of a single share of a series of Preferred Stock shall be the value of a single share of each series of Preferred Stock as mutually agreed upon by the Corporation and the holders of 60% of the shares of Series C Preferred Stock then outstanding, and, in the event that they are unable to reach agreement, by such amount as may be determined by a third-party appraiser agreed to by the Corporation and the holders of 60% of the shares of Series C Preferred Stock then outstanding. The third-party appraiser will have regard for the liquidation preferences set out in Section 2.1. If the third-party appraiser gives a range of values for each series of Preferred Stock, the parties will use the simple average of such range. The date of such redemption shall be referred to as the “Redemption Date.” On the Redemption Date, the Corporation shall redeem the outstanding shares of each series of Preferred Stock; provided, however, that Excluded Shares (as such term is defined in Subsection 6.2) shall not be redeemed. If on the Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Preferred Stock to be redeemed or the assets of the Corporation shall otherwise be insufficient to redeem all shares of Preferred Stock to be redeemed, (a) the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law, and (b) the Corporation shall not redeem any shares of Series A Preferred Stock or Series B Preferred Stock until it has first redeemed all shares of Series C Preferred Stock to be redeemed. For the avoidance of doubt, the redemption rights of the Series C Preferred Stock shall be treated as senior in all respects to the redemption rights of the Series A Preferred Stock and Series B Preferred Stock, and upon any redemption in accordance with this Subsection 6.1, the Corporation shall ratably redeem the shares of Series A Preferred Stock and Series B Preferred Stock only after redemption in full of the shares of Series C Preferred Stock.

6.2 Redemption Notice. The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Preferred Stock not less than 40 days prior to the Redemption Date. The Redemption Notice shall state:

(b) the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(c) the Redemption Date and the Redemption Price;

(d) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and

(e) for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

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If the Corporation receives, on or prior to the 20th day after the date of delivery of the Redemption Notice to a holder of Preferred Stock, written notice from such holder that such holder elects to be excluded from the redemption provided in this Section 6, then the shares of Preferred Stock registered on the books of the Corporation in the name of such holder at the time of the Corporation’s receipt of such notice shall thereafter be “Excluded Shares.” Excluded Shares shall not be redeemed or redeemable pursuant to this Section 6, whether on the Redemption Date or thereafter.

6.3 Surrender of Certificates; Payment. On or before the Redemption Date, each holder of shares of Preferred Stock to be redeemed on the Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

6.4 Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on the Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

6.5 Sale Process. Notwithstanding Subsection 6.4, in the event the Corporation is unable to make a required redemption payment pursuant to Section 6 in full, then upon written notice to the Corporation by the holders of at least 60% of the then outstanding shares of Series C Preferred Stock, the Corporation’s board of directors shall, within sixty (60) days of the Corporation’s receipt of such notice, institute a process intended to result in a Liquidation Event or Deemed Liquidation Event, subject in all respects to the exercise by the Corporation’s board of directors of their fiduciary duties. If the Corporation’s board of directors does not initiate such process within such timeframe, notwithstanding the provisions of Subsection 3.2 or any other provisions of this Certificate of Incorporation or voting agreement to which the Corporation is a party, the holders of record of the shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect all of the directors of the Corporation and all holders of Preferred Stock and Common Stock shall vote in favor of the election of such directors.

7. REDEEMED OR OTHERWISE ACQUIRED SHARES. Any shares of Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

8. WAIVER. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of Series A Preferred Stock

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then outstanding. Any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding. Any of the rights, powers, preferences and other terms of the Series C Preferred Stock set forth herein may be waived on behalf of all holders of Series C Preferred Stock by the affirmative written consent or vote of the holders of at least 60% of the shares of Series C Preferred Stock then outstanding.

9. NOTICES. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of capital stock of the Corporation shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by the Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: The following indemnification provisions shall apply to the persons enumerated below.

1. Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding (or part thereof). Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Tenth, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

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2. Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding (or part thereof) in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Tenth or otherwise.

3. Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article Tenth is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4. Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding (or part thereof) by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding (or part thereof). The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

5. Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding (or part thereof) in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6. Non-Exclusivity of Rights. The rights conferred on any person by this Article Tenth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

7. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8. Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.

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9. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ELEVENTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

*     *     *

4. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law.

5. That this Third Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Second Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

CoLucid: Third Amended and Restated Certificate of Incorporation	Page 28

IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 12th day of January, 2015.

By:	/s/ Thomas Mathers
Thomas Mathers
Chief Executive Officer

[Signature Page to Third Amended and Restated Certificate of Incorporation]